Rule 424(b)(2)
                                                    Registration No. 333-60474


PRICING SUPPLEMENT NO. 129 dated April 14, 2004
to Prospectus Supplement dated June 14, 2001
and Prospectus dated June 14, 2001

LEHMAN BROTHERS HOLDINGS INC.
Medium-Term Notes, Series G
Due Nine Months or More From the Date of Issue

CUSIP No.:                      52517PWM9

ISIN:                           US52517PWM93

Specified Currency:             US Dollars

Principal Amount:               US$385,000,000.00

                                Total                    Per Note

Issue Price:                    US$385,000,000.00        100.00%
Agents' Commission:             US$    577,500.00          0.15%
Proceeds to Lehman
   Brothers Holdings:           US$384,422,500.00         99.85%

Agents:                   Lehman Brothers Inc.
                          Harris Nesbitt Corp.
                          Santander Central Hispano Investment Securities Inc.

Agent's Capacity:               [  ]  As agent          [X ]  As principal


[ ] The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.

[X ] The Notes are being offered at a fixed initial public offering price equal to the Issue Price.

Trade Date:                     April 14, 2004

Original Issue Date:            April 19, 2004

Stated Maturity Date:           May 16, 2005

Amortizing Note:                [  ]  Yes     [X ]  No

Amortization Schedule:          Not Applicable


[  ]  Fixed Rate Note           Interest Rate per Annum:         %

[X ]  Floating Rate Note        [  ]  CD Rate
                  [  ]  Commercial Paper Rate
                  [  ]  Federal Funds Rate
                  [  ]  LIBOR Telerate
                  [  ]  LIBOR Reuters
                  [  ]  Treasury Rate:    Constant Maturity [  ] Yes   [  ] No
                  [  ]  Prime Rate
                  [  ]  J.J. Kenny Rate
                  [  ]  Eleventh District Cost of Funds Rate
                  [X ]  Other:  Federal Funds (Open) Rate

Other Interest Rate Terms:      The rate for each interest reset period will be
                                the sum of (a) the Federal Funds Open Rate, as determined in accordance herewith, plus
                                (b) the Spread.

Federal Funds Open Rate:        With respect to an Interest Rate Determination
                                Date, the rate for that day that appears under the heading "Federal Funds" and opposite the caption "Open" on Moneyline Telerate page 5.

                                If the above rate does not appear on Moneyline Telerate page 5 on the applicable Interest Rate Determination Date, the Federal Funds Open Rate will be the rate for that day that appears on FEDSPREB Index on Bloomberg which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg.

                                If the above rate is not yet published on Moneyline Telerate page 5 or FEDSPREB Index on Bloomberg on the applicable Interest Reset Date, then the Federal Funds Open Rate will be the arithmetic mean of the rates for the last transaction in overnight U.S. Dollar Federal Funds prior to 9:00 a.m., New York City time, on that day arranged by three brokers of Federal Funds transactions in the City of New York selected by the Interest Rate Calculation Agent after consultation with Lehman Brothers Holdings.

Initial Interest Rate:          Not Applicable


Spread:                         +0.09%
-or-
Spread Multiplier:              Not Applicable

Maximum Interest Rate:          Not Applicable

Minimum Interest Rate:          Not Applicable

Index Maturity:                 Not Applicable

Interest Rate
   Determination Dates:         With respect to any Interest Rate Reset Date,
                                such date.

Interest Rate Reset Dates:      Daily on each business day, provided that the
                                Federal Funds Open Rate in effect for any day that is not a business day shall be the Federal
                                Funds Open Rate in effect for the immediately preceding business day.

Interest Payment Dates:         Each July 19, October 19, January 19, and April
                                19, commencing on July 19, 2004.

"Accrue to Pay":                [X ]  Yes       [  ]  No

Interest Rate
   Calculation Agent:           Citibank, N.A.

Optional Redemption:            The Note may not be redeemed prior to Stated
                                Maturity at the option of Lehman Brothers
                                Holdings.

Optional Repayment:             The holder of the Note may not elect repayment
                                of the Note by Lehman Brothers Holdings prior to Stated Maturity.

Extension of Maturity:          Lehman Brothers Holdings may not extend the
                                Stated Maturity Date of the Note.

Form of Note:                   [X ]  Book-entry only (global)
                                [  ]  Certificated

Depository:                     The Depository Trust Company

Authorized Denominations:       $100,000 or any larger whole multiple

Issuer Rating:                  Long-term senior unsecured debt of Lehman
                                Brothers Holdings is currently rated A by Standard & Poors, A1 by Moodys Investors
                                Service and A+ by Fitch IBCA.


CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

A summary of certain United States federal income tax consequences that will apply to holders of debt securities is set forth under "United States Federal Income Tax Consequences-Debt Securities" in the Prospectus. Holders should note that the backup withholding tax rate of 31% referenced in the Prospectus under "United States Federal Income Tax Consequences-Debt Securities-Information Reporting and Backup Withholding-United States Holders" has been reduced to 28% for payments made through 2010, after which time the rate will revert back to 31% absent Congressional action.

In addition, the sections below replace the summaries set forth in the Prospectus under "United States Federal Income Tax Consequences-Debt Securities-Consequences to Non-United States Holders-United States Federal Estate Tax" and "United States Federal Income Tax Consequences-Debt Securities-Information Reporting and Backup Withholding-Non-United States Holders."


Consequences to Non-United States Holders

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on debt securities beneficially owned by you at the time of your death provided that:

* any payment to you on the debt securities would be eligible for exemption from the 30% United States federal withholding tax under the rules described in the bullet points under "United States Federal Income Tax Consequences-Debt Securities-Consequences to Non-United States Holders-United States Federal Withholding Tax," without regard to the certification requirements of the fourth bullet point; and
* interest on those debt securities would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.


Information Reporting and Backup Withholding

Non-United States Holders

If you are a non-United States holder of debt securities, we must report annually to the IRS and to you the amount of payments we make to you and the tax withheld with respect to such payments, regardless of whether withholding was required. Copies of the information returns reporting such payments and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. You will not be subject to backup withholding regarding payments we make to you provided that we do not have actual knowledge or reason to know that you are a United States person and we have received from you the statement described above in the fourth bullet point under "United States Federal Income Tax Consequences-Debt Securities-Consequences to Non-United States Holders-United States Federal Withholding Tax."

In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the proceeds of the sale of a debt security made within the United States or conducted through United States-related intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.


UNDERWRITING

Subject to the terms of a Purchase Agreement, dated as of April 14, 2004, between Lehman Brothers Holdings and Lehman Brothers Inc. and the other agents set forth below (collectively, the "Agents"), Lehman Brothers Holdings has agreed to sell to the Agents, and the Agents have agreed severally to purchase, the principal amounts of Notes set forth opposite their names below:

                                                             Principal Amount
Agents                                                       of the Notes

Lehman Brothers Inc.                                         $ 377,300,000
Harris Nesbitt Corp.                                             3,850,000
Santander Central Hispano Investment Securities Inc.             3,850,000

Total .........................................              $ 385,000,000


Under the terms and conditions of the Purchase Agreement, the Agents are is committed to take and pay for all of the Notes, if any are taken. The Agents propose to offer the Notes initially at a public offering price equal to the Issue Price set forth above and to certain dealers at such price less a concession not in excess of 0.10% of the principal amount of the Notes. The Agents may allow, and the dealers may reallow, a discount not in excess of 0.05% of the principal amount of the Notes on sales to certain other dealers. After the initial public offering, the public offering price and other selling terms may from time to time be varied by the Agents.

The Notes are a new issue of securities with no established trading market. Lehman Brothers Holdings has been advised by the Agents that they may make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

Lehman Brothers Holdings has agreed to indemnify the Agents against certain liabilities under the Securities Act of 1933, as amended, as described in the Prospectus.


Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and accompanying Prospectus.


Lehman Brothers Holdings Inc.


By:      /s/ Paolo Tonucci
Name:    Paolo Tonucci
Title:   Authorized Officer